Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF

$72 MILLION FOR THE THIRD QUARTER OF 2019

NEW YORK, October 28, 2019—Loews Corporation (NYSE: L) today reported net income of $72 million, or $0.24 per share, for the three months ended September 30, 2019, compared to $278 million, or $0.88 per share, in the comparable prior year period. Net income for the nine months ended September 30, 2019 was $715 million, or $2.34 per share, compared to $801 million, or $2.49 per share, in the comparable prior year period.

Net income for the three and nine months ended September 30, 2019 included a charge of $151 million (after tax and noncontrolling interests) related to the recognition by CNA Financial Corporation of an active life reserve premium deficiency in long term care that was primarily driven by changes in interest rate assumptions. Absent this charge, net income for the three months ended September 30, 2019 decreased mainly due to lower results at CNA and Diamond Offshore Drilling, Inc., partially offset by higher parent company net investment income.

Earnings for the nine months ended September 30, 2019 were impacted by the long term care charge at CNA and lower results at Diamond Offshore, partially offset by higher earnings at Boardwalk Pipelines and higher parent company net investment income. Boardwalk Pipelines’ earnings in 2019 reflect Loews’s 100% ownership of the company as compared to 51% for a portion of the prior year period.

Book value per share increased to $64.90 at September 30, 2019 from $59.34 at December 31, 2018. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $64.85 at September 30, 2019 from $62.16 at December 31, 2018.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2019	2018	2019	2018
Income before net investment gains	$67	$267	$688	$784
Net investment gains	5	11	27	17

Net income attributable to Loews Corporation	$72	$278	$715	$801

Net income per share	$0.24	$0.88	$2.34	$2.49

	September 30, 2019	December 31, 2018
Book value per share	$64.90	$59.34
Book value per share excluding AOCI	64.85	62.16

Shares outstanding	299.2	312.1

Three Months Ended September 30, 2019 Compared to 2018

CNA’s earnings decreased primarily due to a charge of $216 million ($151 million after tax and noncontrolling interests) resulting from the recognition of an active life reserve premium deficiency in long term care. Absent this charge, earnings decreased mainly due to unfavorable net prior year development in the Property & Casualty business as compared to favorable net prior year development in 2018, partially offset by lower catastrophe losses in 2019.

Diamond Offshore’s results declined due to continuing challenging market conditions. Diamond Offshore experienced lower contract drilling revenues and higher contract drilling expense, partially offset by the absence of a legal settlement charge in 2018.

Boardwalk Pipelines’ earnings increased slightly as higher firm transportation revenues from growth projects recently placed into service mostly offset the negative revenue impact of contract restructurings and expirations.

Loews Hotels & Co’s earnings decreased due to lower earnings from its properties in Florida as the threat of Hurricane Dorian negatively impacted results. Pre-opening and other non-recurring expenses related to properties under development also contributed to the decline.

Income generated by the parent company investment portfolio increased primarily due to higher returns on equity securities and short-term investments.

Nine Months Ended September 30, 2019 Compared to 2018

CNA’s earnings decreased primarily due to the long term care charge set forth above and lower favorable prior year reserve development, as well as a $15 million loss (after tax and noncontrolling interests) on the early redemption of debt. These decreases were partially offset by higher net investment income driven by improved returns on limited partnership investments and higher net investment gains. In addition, earnings in 2019 increased due to a net retroactive reinsurance benefit under the 2010 loss portfolio transfer with National Indemnity as compared to a net retroactive reinsurance charge recorded in 2018.

Diamond Offshore’s results declined primarily due the reasons set forth above, partially offset by a $7 million (after noncontrolling interests) income tax benefit in 2019 from a favorable adjustment related to an uncertain tax position recorded in 2017 and the absence of a $12 million (after tax and noncontrolling interests) impairment charge recorded in 2018.

Boardwalk Pipelines’ results improved primarily due to Loews owning 100% of the company as compared to 51% for a portion of the prior year period. Income for the nine months ended September 30, 2019 includes proceeds received in conjunction with a contract cancellation due to a customer bankruptcy that resulted in a $19 million (after tax) benefit to net income.

Loews Hotels & Co’s earnings decreased primarily due to the reasons set forth above, and the write-off of capitalized development costs related to a potential development site and a charge related to the disposition of a hotel property in 2019.

Income generated by the parent company investment portfolio increased due to the reasons set forth above.

SHARE REPURCHASES

At September 30, 2019, there were 299.2 million shares of Loews common stock outstanding. For the three and nine months ended September 30, 2019, the Company repurchased 3.4 million and 13.2 million shares of its common stock at an aggregate cost of $168 million and $642 million. From October 1, 2019 to October 25, 2019, the Company repurchased an additional 1.8 million shares of its common stock at an aggregate cost of $90 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 7075339. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206.

A conference call to discuss the third quarter results of Diamond Offshore has been scheduled for today at 9:00 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 9448907.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. Our subsidiaries are: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO), Boardwalk Pipelines, Loews Hotels & Co and Consolidated Container Company. Investors are encouraged to view the subsidiary virtual investor presentations found in the ‘Events & Presentations’ section of ir.loews.com for an in-depth strategic review of Loews’s subsidiaries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2019	2018	2019	2018
Revenues:
CNA Financial (a)	$2,686	$2,622	$8,011	$7,731
Diamond Offshore	251	289	711	859
Boardwalk Pipelines (b)	296	279	969	901
Loews Hotels & Co	156	190	522	574
Investment income and other (c)	286	228	842	714

Total	$3,675	$3,608	$11,055	$10,779

Income (Loss) Before Income Tax:
CNA Financial (a) (d) (e) (f)	$127	$401	$888	$1,077
Diamond Offshore (g) (h) (i)	(102)	(56)	(321)	(160)
Boardwalk Pipelines (b)	39	38	217	172
Loews Hotels & Co	5	14	42	58
Corporate: (j)
Investment income net	36	5	153	61
Other	(45)	(48)	(136)	(142)

Total	$60	$354	$843	$1,066

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (d) (e) (f)	$96	$300	$650	$801
Diamond Offshore (g) (h) (i)	(48)	(27)	(137)	(54)
Boardwalk Pipelines (b)	29	28	161	80
Loews Hotels & Co	3	11	28	41
Corporate: (j)
Investment income, net	28	4	121	49
Other	(36)	(38)	(108)	(116)

Net income attributable to Loews Corporation	$72	$278	$715	$801

(a)

Includes net investment gains of $8 million and $15 million ($5 million and $11 million after tax and noncontrolling interests) for the three months ended September 30, 2019 and 2018. Includes net investment gains of $41 million and $21 million ($27 million and $17 million after tax and noncontrolling interests) for the nine months ended September 30, 2019 and 2018.

(b)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the nine months ended September 30, 2019.
(c)	Includes parent company investment income and the financial results of Consolidated Container.
(d)

Includes gains of $7 million and $12 million ($4 million and $8 million after tax and noncontrolling interests) for the three months ended September 30, 2019 and 2018 and a gain of $43 million ($30 million after tax and noncontrolling interests) and a loss of $13 million ($10 million after tax and noncontrolling interests) for the nine months ended September 30, 2019 and 2018 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(e)	Includes a loss of $21 million ($15 million after tax and noncontrolling interests) on the early redemption of debt for the nine months ended September 30, 2019.
(f)

Includes a charge of $216 million ($151 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2019 related to the recognition of an active life reserve premium deficiency in long term care that was primarily driven by changes in interest rate assumptions, partially offset by a $56 million ($39 million after tax and noncontrolling interests) reduction in claim and claim adjustment expense reserves for policyholders on claim resulting from the annual long term care claim experience study. The prior year claim experience study resulted in a reduction in claim and claim adjustment expense reserves of $31 million ($21 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2018.

(g)	Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the nine months ended September 30, 2018.
(h)

For the nine months ended September 30, 2019 and 2018, includes a favorable tax adjustment of $14 million and $43 million ($7 million and $23 million after noncontrolling interests) related to an uncertain tax position recorded by Diamond Offshore at year-end 2017.

(i)	Includes a legal settlement charge of $18 million ($8 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2018.
(j)	The Corporate segment consists of investment income from the parent company’s cash and investments, interest expense, other unallocated expenses and the financial results of Consolidated Container.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2019	2018	2019	2018
Revenues:
Insurance premiums	$1,890	$1,853	$5,517	$5,453
Net investment income	525	494	1,733	1,551
Investment gains	8	15	41	21
Operating revenues and other (a)	1,252	1,246	3,764	3,754

Total	3,675	3,608	11,055	10,779

Expenses:
Insurance claims and policyholders’ benefits (b) (c)	1,614	1,312	4,323	3,978
Operating expenses and other (d) (e)	2,001	1,942	5,889	5,735

Total	3,615	3,254	10,212	9,713

Income before income tax	60	354	843	1,066
Income tax expense (f)	(21)	(65)	(183)	(149)

Net income	39	289	660	917
Amounts attributable to noncontrolling interests	33	(11)	55	(116)

Net income attributable to Loews Corporation	$72	$278	$715	$801

Net income per share attributable to Loews Corporation	$0.24	$0.88	$2.34	$2.49

Weighted average number of shares	302.35	316.80	305.73	321.73

(a)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the nine months ended September 30, 2019.
(b)

Includes gains of $7 million and $12 million ($4 million and $8 million after tax and noncontrolling interests) for the three months ended September 30, 2019 and 2018 and a gain of $43 million ($30 million after tax and noncontrolling interests) and a loss of $13 million ($10 million after tax and noncontrolling interests) for the nine months ended September 30, 2019 and 2018 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(c)

Includes a charge of $216 million ($151 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2019 related to the recognition by CNA of an active life reserve premium deficiency in long term care that was primarily driven by changes in interest rate assumptions, partially offset by a $56 million ($39 million after tax and noncontrolling interests) reduction in claim and claim adjustment expense reserves for policyholders on claim resulting from the annual long term care claim experience study. The prior year claim experience study resulted in a reduction in claim and claim adjustment expense reserves of $31 million ($21 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2018.

(d)	Includes a loss of $21 million ($15 million after tax and noncontrolling interests) on the early redemption of debt for the nine months ended September 30, 2019.
(e)	Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the nine months ended September 30, 2018.
(f)

For the nine months ended September 30, 2019 and 2018, includes a favorable tax adjustment of $14 million and $43 million ($7 million and $23 million after noncontrolling interests) related to an uncertain tax position recorded by Diamond Offshore at year-end 2017.